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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO.         )*

                        Eagle River Interactive, Inc.
-------------------------------------------------------------------------------
                              (Name of Issuer)

                                 Common Stock
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  269837100
                             --------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with the statement /x/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                              Page 1 of 8 pages

CUSIP NO.   269837100               13G             PAGE  2  OF       PAGES
          -------------                                  ---    -----

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Frontenac VI Limited Partnership

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /x/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      3,000,000
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            0
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH              3,000,000
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                      0
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,000,000
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     22.7%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

     PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 8 pages

CUSIP NO.   269837100               13G             PAGE  3  OF       PAGES
          -------------                                  ---    -----

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Frontenac Company, a general partnership

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /x/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        Illinois
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      3,000,000*
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            0
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH              3,000,000*
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                      0
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,000,000*
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     22.7%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

     PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 8 pages

CUSIP NO.   269837100               13G             PAGE  4  OF       PAGES
          -------------                                  ---    -----

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Paul D. Carbery

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /x/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      34,800
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            3,000,000*
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH              34,800
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                      3,000,000*
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,034,800*
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     23.0%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 8 pages

CUSIP NO.   269837100               13G             PAGE  5  OF       PAGES
          -------------                                  ---    -----

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        James E. Cowie

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /x/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      0
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            3,000,000*
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH              0
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                      3,000,000*
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,000,000*
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     22.7%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 8 pages

CUSIP NO.   269837100               13G             PAGE  6  OF       PAGES
          -------------                                  ---    -----

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        James E. Crawford III

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /x/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      0
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            3,000,000*
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH              0
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                      3,000,000*
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,000,000*
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     22.7%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 8 pages

CUSIP NO.   269837100               13G             PAGE  7  OF       PAGES
          -------------                                  ---    -----

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Rodney L. Goldstein

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /x/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      34,800
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            3,000,000*
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH              34,800
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                      3,000,000*
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,034,800*
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     23.0%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 8 pages

CUSIP NO.   269837100               13G             PAGE  8  OF       PAGES
          -------------                                  ---    -----

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Martin J. Koldyke

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /x/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      0
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            3,000,000*
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH              0
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                      3,000,000*
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,000,000*
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     22.7%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 8 pages

CUSIP NO.   269837100               13G             PAGE  9  OF       PAGES
          -------------                                  ---    -----

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Martin Laird Koldyke

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /x/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      0
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            3,000,000*
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH              0
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                      3,000,000*
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,000,000*
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     22.7%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 8 pages

CUSIP NO.   269837100               13G             PAGE  10  OF      PAGES
          -------------                                  ----    -----

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Roger S. McEniry

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /x/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      0
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            3,000,000*
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH              0
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                      3,000,000*
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,000,000*
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     22.7%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 8 pages

CUSIP NO.   269837100               13G             PAGE  11  OF       PAGES
           -----------                                   ----    -----

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Darcy J. Moore

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /x/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        Canada
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      0
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            3,000,000*
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH              0
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                      3,000,000*
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,000,000*
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     22.7%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 8 pages

CUSIP NO.   269837100               13G             PAGE  12  OF       PAGES
           -----------                                   ----    -----

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Laura P. Pearl

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /x/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      0
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            3,000,000*
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH              0
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                      3,000,000*
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,000,000*
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     22.7%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 8 pages

*  Beneficial ownership is disclaimed pursuant to Rule 13d-4.

                                 SCHEDULE 13G




ITEM 1.  SECURITY AND ISSUER.

         Security:                              Common Stock

         Issuer:                                Eagle River Interactive, Inc.
                                                P.O. Box 3600
                                                1060 West Beaver Creek Blvd.
                                                Avon, CO  81620

ITEM 2. IDENTITY AND BACKGROUND.

        (a) Name:    Frontenac VI Limited Partnership
                     Frontenac Company (general partner of Frontenac VI)
                     James E. Cowie (general partner of Frontenac Company)
                     Paul D. Carbery (general partner of Frontenac Company)
                     James E. Crawford, III (general partner of Frontenac

Company)
                     Rodney L. Goldstein (general partner of Frontenac Company) Martin J. Koldyke (general partner of Frontenac Company)
                     M. Laird Koldyke (general partner of Frontenac Company) Roger S. McEniry (general partner of Frontenac Company) Darcy J. Moore (general partner of Frontenac Company) Laura P. Pearl (general partner of Frontenac Company)

        (b) Address: 135 S. LaSalle Street, Suite 3800
                     Chicago, IL  60603

            Citizenship:  See Item 4 of each of pages 2 to 12

        (c) Principal Business:  Private Equity Investment Fund

        (d) Title of Class of Securities:  Common Stock

        (e) CUSIP Number:

ITEM 3. N/A

ITEM 4. OWNERSHIP

        (a) Amount Beneficially Owned: See Item 9 of each of pages 2-12 for the beneficial ownership of each member of the group, and footnote 1 below.

        (b) Percent of Class: See Item 11 of each pages 2-12 for the percent of class beneficially owned by each member of the group, and footnote 1 below.

        (c) Number of shares as to which such person has:

            (i) sole power to vote or direct the vote:  See Item 5 of each of pages 2-12 for the information regarding each memeber of the group, and footnote 1 below.

           (ii) shared power to vote or direct the vote: See Item 6 of each of pages 2-12 for the information regarding each member of the group, and footnote 1 below.

          (iii) sole power to dispose or to direct the disposition of:  See
                Item 7 of each of pages 2-12 for the information regarding each member of the group, and footnote 1 below.

           (iv) shared power to dispose or to direct the disposition of:  See
                Item 8 of each of pages 2-12 for the information regarding each member of the group, and footnote 1 below.


Each of Frontenac Company, Mr. Carbery, Mr. Cowie, Mr. Crawford, Mr. Goldstein, Mr. Martin Koldyke, Mr. M. Laird Koldyke, Mr. McEniry, Ms. Moore and Ms. Pearl expressly declares that the filing of this Schedule 13G shall not be construed as an admission that such entity or person is, for purposes of Section 13(d) or
Section 13(g), the beneficial owner of the securities of Issuer identified in this Schedule 13G.



-----------------

        1 Frontenac VI Limited Partnership ("Frontenac VI") is the beneficial and record holder of 3,000,000 common shares of the issuer. Frontenac Company, as the general partner of Frontenac VI, has the sole power to direct the vote of and direct the disposition of the shares held by Frontenac VI. Mr. Carbery, Mr. Cowie, Mr. Crawford, Mr. Goldstein, Mr. M.J. Koldyke, Mr. M.L. Koldyke,
Mr. McEniry, Ms. Moore and Ms. Pearl are general partners of Frontenac Company, with the shared power to indirectly direct the voting of and the disposition of the common shares held by Frontenac VI.

                                  SIGNATURE


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1997




Frontenac VI Limited Partnership

By:    Frontenac Company,
       its general partner


By:    Karen C. Fanelli
       --------------------------------
       Karen C. Fanelli, under power of attorney
        for Frontenac Company




Frontenac Company


By:    Karen C. Fanelli
       ---------------------------------
       Karen C. Fanelli, under power of attorney
        for Frontenac Company

Schedule 13G of
Frontenac VI Limited Partnership, et.al.





       Karen C. Fanelli
----------------------------------
Karen C. Fanelli, Under Power of Attorney for:
      Paul D. Carbery
      James E. Cowie
      James E. Crawford, III
      Rodney L. Goldstein
      M. Laird Koldyke
      Martin J. Koldyke
      Roger S. McEniry
      Darcy J. Moore
      Laura P. Pearl